Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-3 of Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.) (the “Registration Statement”) of our report, with respect to estimates of oil and gas reserves and future revenue thereof, as of December 31, 2023, 2022 and 2021. We hereby further consent to all references to our firm and such report included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

May 24, 2024